EXHIBIT 99.1

UNITED-GUARDIAN REPORTS FIRST QUARTER EARNINGS

Hauppauge, NY, May 13, 2008 – United-Guardian, Inc. (AMEX:UG) today reported that it earned $0.17 per share on sales of $3,031,199 for the first quarter of 2008, a decrease of $0.06 per share from the first quarter of 2007.

Ken Globus, President of United-Guardian, stated, “It is important to point out that our first quarter earnings of $0.17 per share were comparable to our average quarterly earnings in 2007, which was a record year for us at $0.69 per share. However, in last year’s first quarter we had an extraordinary volume of pharmaceutical sales due to a price increase that went into effect on March 1, 2007. As a result, pharmaceutical sales were lower than normal for the remainder of 2007, particularly the second and third quarters. That situation did not recur in the first quarter of this year, and consequently we expect increased levels of pharmaceutical sales throughout the remainder of 2008 as compared with 2007."

Mr. Globus also pointed out that the company has a number of new personal care products in development, and expects sales of its personal care products for this year to continue to increase over last year.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Robert S. Rubinger Public Relations (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008 and MARCH 31, 2007

		THREE MONTHS ENDED
			MARCH 31,
		2008		2007
Revenue from continuing operations		$3,031,199		$3,990,650
Costs and expenses		1,896,495		2,305,220
Income from continuing operations		1,134,704		1,685,430
Other income		120,564		125,351
Income from continuing operations before income taxes		1,255,268		1,810,781
Provision for income taxes		416,000		649,961
Net Income from continuing operations		839,268		1,160,820
Loss from discontinued operations,
net of income tax		--		(775)
Net Income		$839,268		$1,160,045
Earnings per common share
(Basic and Diluted):
Continuing operations		$.17		$.23
Discontinued operations	-	--	-	--
Total—Basic and diluted		$.17		$.23
Weighted average shares - basic		4,946,439		4,942,289
Weighted average shares - diluted		4,946,439		4,944,876

** Additional financial information can be found at the company’s web site at www.u-g.com.**